THE NEW HOME COMPANY REPORTS 2018 SECOND QUARTER RESULTS

- Net new orders up 98% -
- Backlog units up 66% -
- Homes sales revenue up 21% to $117.5 million -
- Deliveries up 52% -

Aliso Viejo, California, August 3, 2018. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2018 second quarter.

Second Quarter 2018 Highlights Compared to Second Quarter 2017

•	Total revenues of $155.6 million vs. $144.1 million

•	Home sales revenue of $117.5 million, up 21%; deliveries up 52%

•	Net new home orders up 98%

•	Backlog units up 66%

•	Ending community count up 122%

“During the 2018 second quarter, we enjoyed a solid spring selling season with net new orders nearly doubling over the prior period," said Larry Webb, Chief Executive Officer of The New Home Company. "Our order growth benefited from a 100% increase in average active selling communities, resulting in a 66% increase in backlog units, and has positioned us well for the second half of the year."
Mr. Webb continued, "Homes sales revenue rose 21% during the quarter thanks to a 52% increase in home deliveries reflecting our continued growth and diversification into more affordable price points. The 2018 second quarter also included home orders and deliveries from our first Inland Empire community in Southern California, a new market that we expect to become a meaningful part of our business. We continue to expand our investments in California and Arizona where strong housing fundamentals continue and our wholly owned lot count grew by 77% over the prior year."
Mr. Webb concluded, "We remain confident in our Company's strategy and long-term outlook as evidenced by the commencement of our stock repurchase plan during the quarter. As we enter the second half of the year, I am excited about the opportunities for our business and look forward to delivering on our growth and strategic objectives for 2018 and beyond."

Second Quarter 2018 Operating Results

Total revenues for the 2018 second quarter were $155.6 million, compared to $144.1 million in the prior year period. The net income attributable to the Company was $115,000, $0.01 per diluted share, compared to net income of $1.5 million, or $0.07 per diluted share in the prior year period. The year-over-year decrease in net income was primarily attributable to a 140 basis point increase in selling and marketing expenses as a percentage of home sales revenue, a 100 basis point decline in home sales gross margin, and a decrease in fee building revenues and joint venture income. These items were partially offset by a 21% increase in home sales revenue and a 70 basis point decrease in general and administrative expenses as a percentage of homes sales revenue.

Wholly Owned Projects

Home sales revenue for the 2018 second quarter increased 21% to $117.5 million, compared to $96.9 million in the prior year period. The increase in home sales revenue was driven by a 52% increase in deliveries, which was partially offset by a 20% lower average selling price of homes delivered to $1.2 million due to the strategic initiative to expand our portfolio to include more affordably-priced product and grow community count.

Gross margin from home sales for the 2018 second quarter was 12.6% as compared to 13.6% in the prior year period. The 100 basis point decline in home sales gross margin was primarily due to a product mix shift and higher interest costs. In addition, the 2017 second quarter included a $1.3 million impairment charge compared to no impairments in the 2018 period. The mix shift included three lower margin close-out communities in Southern California in the 2018 second quarter, while the 2017 second quarter was positively impacted by deliveries from two higher-margin communities in Newport Coast, CA and one community in the Bay Area. Adjusted gross margin from home sales for the 2018 second quarter, excluding impairments and interest in cost of home sales, was 15.8%* compared to 16.7%* the prior year period.

Our SG&A expense ratio as a percentage of home sales revenue for the 2018 second quarter was 13.1% versus 12.4% in the prior year period. The 70 basis point increase in the SG&A rate was primarily due to higher selling and marketing costs related to the ramp up of new communities and higher co-broker commissions. These items were partially offset by a lower G&A rate primarily due to higher revenues.

Net new home orders for the 2018 second quarter increased 98% to 194 homes, compared to 98 homes in the prior year period. The increase was primarily driven by a 100% increase in average selling communities during the quarter. The Company's monthly sales absorption rate for the 2018 second quarter was 3.2 sales per average selling community versus 3.3 in the 2017 period. The Company’s ending active selling community count was up 122% as of the 2018 second quarter at 20 as compared to nine at the year ago period end. The Company's cancellation rate for the 2018 second quarter remained at the lower end of the industry at 6% as compared to 10% in the prior year period.

The dollar value of the Company's wholly owned backlog at the end of the 2018 second quarter was $290.9 million and totaled 307 homes, compared to $339.4 million and 185 homes in the prior year period. The decrease in backlog dollar value resulted from a 48% lower average selling price of homes in backlog at $948,000 as compared to $1.8 million a year ago. The year-over-year decline in the Company's average selling price of homes in backlog was driven primarily by the mix of homes in backlog in Southern California as we expand our product offerings to include more affordably-priced communities. The 2017 second quarter backlog included homes from two higher-priced luxury communities located in Newport Coast, CA that closed out in 2017.

Fee Building Projects

Fee building revenue for the 2018 second quarter was $38.1 million, compared to $47.2 million in the prior year period. The decline was primarily due to a decrease in fee building construction activity. Our fee building gross margin was $1.1 million compared to $1.3 million in the prior year period largely as a result of lower fee building revenue. Management fees from joint ventures were $0.7 million during the 2018 second quarter compared to $1.2 million in the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture loss was $0.1 million for the 2018 second quarter, down from $0.2 million of income in the prior year period. The following sets forth supplemental information about the Company’s joint ventures. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Joint venture net loss totaled $0.3 million, compared to a net loss of $0.7 million in the prior year period. Joint venture home sales revenue totaled $29.9 million, compared to $34.2 million in the prior year period, while joint venture land sales revenue totaled $3.9 million for the 2018 second quarter, compared to $0.9 million in the prior year period.

At the end of the 2018 second quarter, our joint ventures had seven actively selling communities compared to eight at the end of the 2017 second quarter. Net new home orders from joint ventures for the 2018 second quarter decreased 22% to 42 homes as compared to 54 homes in the prior year period. The dollar value of homes in backlog from joint ventures at the end of each the 2018 and 2017 second quarters was $70.9 million from 90 homes.

Income Taxes

The Company recorded a $0.1 million income tax provision for the 2018 second quarter, compared to a provision of $1.0 million in the prior year period. The Company's effective tax rate was 36.8%, 24.7%* before discrete items, as compared to 39.4%, 38.0%* before discrete items, in the 2017 second quarter. The year-over-year decrease in rate before discrete items was the result of the Tax Cuts and Jobs Act enacted in December 2017 that reduced the corporate federal tax rate from a maximum of 35% to a flat 21%, effective for 2018.

Balance Sheet and Liquidity

As of June 30, 2018, the Company had real estate inventories totaling $469.7 million, of which $386.4 million represented work-in-process and completed homes (including models), $43.4 million in land and land under development, and $40.0 million in land deposits and pre-acquisition costs. The Company owned or controlled 3,227 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 2,109 lots, or 65%, were controlled through option contracts. The Company ended the 2018 second quarter with $90.8 million in cash and cash equivalents and $354.4 million in debt, of which $35.0 million was outstanding under its $200 million revolving credit facility. As of June 30, 2018, the Company had a debt-to-capital ratio of 57.8% and a net debt-to-capital ratio of 50.4%*.

Stock Repurchase

During the 2018 second quarter, the Company repurchased 205,240 shares of common stock for approximately $2.1 million, or an average price of $10.08 per share, under its previously announced stock repurchase plan. Under the repurchase program, the Company may repurchase its common stock with an aggregate value of up to $15 million.

Guidance

The Company's current estimate for full year guidance for 2018 is as follows:

•	Home sales revenue of $580 - $620 million

•	Fee building revenue of $140 - $160 million

•	Home sales gross margin of 14.2% - 14.7%

•	Income from unconsolidated joint ventures of $0.5 million - $1.0 million

•	Wholly owned active year-end community count of 18

•	Joint venture active year-end community count of 6

The Company's current estimate for the 2018 third quarter is as follows:

•	Home sales revenue of $110 - $130 million

•	Fee building revenue of $20 - $30 million

•	Income from unconsolidated joint ventures of $0.1 million

•	Wholly owned active quarter-end community count of 19

•	Joint venture active quarter-end community count of 7

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Friday, August 3, 2018 to review second quarter results, discuss recent events and results, and discuss the Company's updated full year and certain quarterly guidance for 2018. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through September 3, 2018 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13681376.

* Adjusted homebuilding gross margin percentage (or homebuilding gross margin excluding impairments and interest in cost of sales), effective tax rate before discrete items and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires); issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel;

and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$117,460	$96,929	$196,897	$166,335
Fee building, including management fees from unconsolidated joint ventures of $672, $1,217, $1,652 and $2,431, respectively	38,095	47,181	81,889	102,798
	155,555	144,110	278,786	269,133
Cost of Sales:
Home sales	102,678	82,488	172,372	142,553
Home sales impairments	—	1,300	—	1,300
Fee building	37,038	45,899	79,737	99,825
	139,716	129,687	252,109	243,678
Gross Margin:
Home sales	14,782	13,141	24,525	22,482
Fee building	1,057	1,282	2,152	2,973
	15,839	14,423	26,677	25,455

Selling and marketing expenses	(9,466)	(6,376)	(16,105)	(11,377)
General and administrative expenses	(5,979)	(5,595)	(11,998)	(10,685)
Equity in net income (loss) of unconsolidated joint ventures	(120)	201	215	507
Other income (expense), net	(92)	(148)	(118)	(35)
Pretax income (loss)	182	2,505	(1,329)	3,865
(Provision) benefit for income taxes	(67)	(988)	793	(1,512)
Net income (loss)	115	1,517	(536)	2,353
Net loss attributable to non-controlling interest	—	—	11	10
Net income (loss) attributable to The New Home Company Inc.	$115	$1,517	$(525)	$2,363

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$0.01	$0.07	$(0.03)	$0.11
Diluted	$0.01	$0.07	$(0.03)	$0.11
Weighted average shares outstanding:
Basic	20,958,991	20,869,429	20,942,601	20,819,288
Diluted	21,024,769	20,956,723	20,942,601	20,921,150

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$90,758	$123,546
Restricted cash	567	424
Contracts and accounts receivable	20,370	23,224
Due from affiliates	212	1,060
Real estate inventories	469,738	416,143
Investment in and advances to unconsolidated joint ventures	58,501	55,824
Other assets	25,864	24,291
Total assets	$666,010	$644,512

Liabilities and equity
Accounts payable	$28,978	$23,722
Accrued expenses and other liabilities	23,796	38,054
Unsecured revolving credit facility	35,000	—
Senior notes, net	319,402	318,656
Total liabilities	407,176	380,432
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,855,778 and 20,876,837, shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	209	209
Additional paid-in capital	198,234	199,474
Retained earnings	60,312	64,307
Total stockholders' equity	258,755	263,990
Non-controlling interest in subsidiary	79	90
Total equity	258,834	264,080
Total liabilities and equity	$666,010	$644,512

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
	(Dollars in thousands)
Operating activities:
Net income (loss)	$(536)	$2,353
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred taxes	(1,481)	(54)
Amortization of equity based compensation	1,704	1,306
Distributions of earnings from unconsolidated joint ventures	715	1,588
Inventory impairments	—	1,300
Abandoned project costs	43	206
Equity in net income of unconsolidated joint ventures	(215)	(507)
Deferred profit from unconsolidated joint ventures	136	497
Depreciation and amortization	2,646	236
Net changes in operating assets and liabilities:
Contracts and accounts receivable	2,854	9,573
Due from affiliates	788	(671)
Real estate inventories	(53,108)	(74,407)
Other assets	(6,095)	(2,900)
Accounts payable	5,256	1,160
Accrued expenses and other liabilities	(14,217)	(11,588)
Net cash used in operating activities	(61,510)	(71,908)
Investing activities:
Purchases of property and equipment	(184)	(95)
Cash assumed from joint venture at consolidation	—	995
Contributions and advances to unconsolidated joint ventures	(8,954)	(8,517)
Distributions of capital and repayment of advances from unconsolidated joint ventures	5,874	2,948
Interest collected on advances to unconsolidated joint ventures	178	—
Net cash used in investing activities	(3,086)	(4,669)
Financing activities:
Borrowings from credit facility	35,000	72,000
Repayments of credit facility	—	(190,000)
Proceeds from senior notes	—	324,465
Payment of debt issuance costs	—	(6,440)
Repurchases of common stock	(2,072)	—
Tax withholding paid on behalf of employees for stock awards	(977)	(584)
Proceeds from exercise of stock options	—	102
Net cash provided by financing activities	31,951	199,543
Net (decrease) increase in cash, cash equivalents and restricted cash	(32,645)	122,966
Cash, cash equivalents and restricted cash – beginning of period	123,970	31,081
Cash, cash equivalents and restricted cash – end of period	$91,325	$154,047

KEY FINANCIAL AND OPERATING DATA
(Dollars in thousands)
(Unaudited)

New Home Deliveries:
	Three Months Ended June 30,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	61	$87,278	$1,431	27	$67,279	$2,492	126%	30%	(43)%
Northern California	36	30,182	838	37	29,650	801	(3)%	2%	5%
Total	97	$117,460	$1,211	64	$96,929	$1,515	52%	21%	(20)%

	Six Months Ended June 30,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	105	$131,858	$1,256	49	$111,202	$2,269	114%	19%	(45)%
Northern California	76	65,039	856	69	55,133	799	10%	18%	7%
Total	181	$196,897	$1,088	118	$166,335	$1,410	53%	18%	(23)%

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Net New Home Orders:
Southern California	104	44	136%	173	100	73%
Northern California	77	54	43%	147	124	19%
Arizona	13	—	NA	15	—	NA
	194	98	98%	335	224	50%

Selling Communities at End of Period:
Southern California				11	6	83%
Northern California				7	3	133%
Arizona				2	—	NA
				20	9	122%

Average Selling Communities	20	10	100%	19	13	46%

Backlog:	As of June 30,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	139	$141,718	$1,020	99	$278,513	$2,813	40%	(49)%	(64)%
Northern California	153	131,859	862	86	60,899	708	78%	117%	22%
Arizona	15	17,354	1,157	—	—	—	NA	NA	NA
Total	307	$290,931	$948	185	$339,412	$1,835	66%	(14)%	(48)%

Lots Owned and Controlled:	As of June 30,
	2018	2017	% Change
Lots Owned
Southern California	505	402	26%
Northern California	314	285	10%
Arizona	299	—	NA
Total	1,118	687	63%
Lots Controlled (1)
Southern California	807	564	43%
Northern California	959	303	217%
Arizona	343	267	28%
Total	2,109	1,134	86%
Lots Owned and Controlled - Wholly Owned	3,227	1,821	77%
Fee Building (2)	1,078	1,043	3%
Total Lots Owned and Controlled	4,305	2,864	50%

(1) Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.
(2) Lots owned by third party property owners for which we perform construction services.

Other Financial Data:	Six Months Ended June 30,
2018	2017
Interest incurred	$13,328	$8,437
Adjusted EBITDA(1)	$10,127	$11,265
Adjusted EBITDA margin percentage (1)	3.6%	4.2%

LTM(2) Ended June 30
2018	2017

Interest incurred	$26,869	$12,951
Adjusted EBITDA(1)	$49,007	$50,393
Adjusted EBITDA margin percentage (1)	6.4%	6.5%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.8	x	3.9x

June 30,	December 31,
2018	2017
Ratio of debt-to-capital	57.8%	54.7%
Ratio of net debt-to-capital(1)	50.4%	42.4%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	7.2x	6.4	x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	5.4x	3.9x
Ratio of cash and inventory to debt	1.6x	1.7x

(1)
Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$29,938	$34,240	(13)%	$61,178	$59,386	3%
Land sales revenue	3,941	931	323%	4,714	2,405	96%
Total revenue	$33,879	$35,171	(4)%	$65,892	$61,791	7%
Net income (loss)	$(286)	$(654)	56%	$518	$(1,518)	134%

Operating Data - Unconsolidated Joint Ventures:
New home orders	42	54	(22)%	78	93	(16)%
New homes delivered	36	33	9%	68	65	5%
Average selling price of homes delivered	$832	$1,038	(20)%	$900	$914	(2)%

Selling communities at end of period				7	8	(13)%
Backlog homes (dollar value)				$70,851	$70,941	—%
Backlog (homes)				90	90	—%
Average sales price of backlog				$787	$788	—%

Homebuilding lots owned and controlled				273	520	(48)%
Land development lots owned and controlled				2,305	2,415	(5)%
Total lots owned and controlled				2,578	2,935	(12)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measures, homebuilding gross margin before impairments and adjusted homebuilding gross margin. We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	%	2017	%	2018	%	2017	%
	(Dollars in thousands)
Home sales revenue	$117,460	100.0%	$96,929	100.0%	$196,897	100.0%	$166,335	100.0%
Cost of home sales	102,678	87.4%	83,788	86.4%	172,372	87.5%	143,853	86.5%
Homebuilding gross margin	14,782	12.6%	13,141	13.6%	24,525	12.5%	22,482	13.5%
Add: Home sales impairments	—	—%	1,300	1.3%	—	—%	1,300	0.8%
Homebuilding gross margin before impairments	14,782	12.6%	14,441	14.9%	24,525	12.5%	23,782	14.3%
Add: Interest in cost of home sales	3,750	3.2%	1,720	1.8%	6,514	3.3%	3,271	2.0%
Adjusted homebuilding gross margin	$18,532	15.8%	$16,161	16.7%	$31,039	15.8%	$27,053	16.3%

The following table reconciles the Company’s effective tax rate calculated in accordance with GAAP to the non-GAAP measure, effective tax rate before discrete items. The Tax Cuts and Jobs Act enacted in December 2017 cut Federal corporate income tax rates effective for 2018, and we believe removing the impact of the discrete items is relevant to provide investors with an understanding of the impact the tax cuts had on earnings.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Effective tax rate for The New Home Company Inc.:
Pretax income (loss)	$182	$2,505	$(1,329)	$3,865
(Provision) benefit for income taxes	$(67)	$(988)	$793	$(1,512)
Effective tax rate (1)	36.8%	39.4%	59.7%	39.1%

Effective tax rate for The New Home Company Inc. before discrete items:
(Provision) benefit for income taxes	$(67)	$(988)	$793	$(1,512)
Adjustment for discrete items	22	36	(394)	40
(Provision) benefit for income taxes before discrete items	$(45)	$(952)	$399	$(1,472)
Effective tax rate for The New Home Company Inc. before discrete items(1)	24.7%	38.0%	30.0%	38.1%
(1) Effective tax rate is computed by dividing the (provision) benefit for income taxes by pretax income (loss)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales or other expense, (d) noncash impairment charges and abandoned project costs, (e) gain (loss) on extinguishment of debt, (f) depreciation and amortization, (g) amortization of equity-based compensation and (h) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position and level of impairments. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income to Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA is provided in the following table.

	Six Months Ended		LTM(1) Ended				Year Ended
	June 30,		June 30,				December 31,
	2018	2017	2018		2017		2017
	(Dollars in thousands)
Net income (loss)	$(536)	$2,353	$14,252		$21,704		$17,141
Add:
Interest amortized to cost of sales and equity in net income (loss) of unconsolidated joint ventures	6,563	3,271	14,349		6,891		11,057
Provision (benefit) for income taxes	(793)	1,512	13,085		13,283		15,390
Depreciation and amortization	2,646	236	2,859		496		449
Amortization of equity-based compensation	1,704	1,306	3,201		3,035		2,803
Cash distributions of income from unconsolidated joint ventures	715	1,588	715		4,235		1,588
Noncash impairments and abandonments	43	1,506	1,120		5,257		2,583
Less:
Gain from notes payable principal reduction	—	—	—		(250)		—
Equity in net income (loss) of unconsolidated joint ventures	(215)	(507)	(574)		(4,258)		(866)
Adjusted EBITDA	$10,127	$11,265	$49,007		$50,393		$50,145
Total Revenue	$278,786	$269,133	$760,819		$769,485		$751,166
Adjusted EBITDA margin percentage	3.6%	4.2%	6.4%		6.5%		6.7%
Interest incurred	$13,328	$8,437	$26,869		$12,951		$21,978
Ratio of Adjusted EBITDA to total interest incurred			1.8	x	3.9	x	2.3x
Total debt at period end			$354,402		$318,121		$318,656
Ratio of debt to Adjusted EBITDA			7.2	x	6.3	x	6.4	x
Total net debt at period end			$263,077		$164,074		$194,686
Ratio of net debt to Adjusted EBITDA			5.4	x	3.3	x	3.9	x
Total cash and inventory			$560,496		$519,359		$539,689
Ratio of cash and inventory to debt			1.6x		1.6	x	1.7x

(1) "LTM" indicates amounts for the trailing 12 months.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30,	December 31,
	2018	2017
	(Dollars in thousands)
Total debt, net	$354,402	$318,656
Equity, exclusive of non-controlling interest	258,755	263,990
Total capital	$613,157	$582,646
Ratio of debt-to-capital(1)	57.8%	54.7%

Total debt, net	$354,402	$318,656
Less: cash, cash equivalents and restricted cash	91,325	123,970
Net debt	263,077	194,686
Equity, exclusive of non-controlling interest	258,755	263,990
Total capital	$521,832	$458,676
Ratio of net debt-to-capital(2)	50.4%	42.4%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net by total capital (the sum of total debt, net plus equity), exclusive of non-controlling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.